UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 10, 2007

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

This information set forth under this Item 2.02 is intended to be furnished under this Item 2.02 "Results of Operations and Financial Condition." Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On May 10, 2007, Independence Holding Company issued a news release announcing 2007 First Quarter Results.

Item 9.01 Financial Statements and Exhibit

(c)

Exhibit:

Exhibit 99.1

News Release of Independence Holding Company dated May 10, 2007 announcing 2007 First Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

/s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	May 11, 2007

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY	CONTACT: DAVID T. KETTIG
96 CUMMINGS POINT ROAD	(212) 355-4141 Ext. 3047
STAMFORD, CONNECTICUT 06902	www.Independenceholding.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2007 FIRST QUARTER RESULTS

Stamford, Connecticut, May 10, 2007. Independence Holding Company (NYSE: IHC) today reported 2007 first quarter results.

Financial Results

Revenues increased 26% to $109,071,000 for the three months ended March 31, 2007 compared to revenue for the three months ended March 31, 2006 of $86,840,000. Net income per share increased 11% to $.30 per share, diluted, or $4,602,000, including net realized investment gains of $420,000 for the three months ended March 31, 2007 compared to $.27 per share, diluted, or $4,029,000, including net realized investment gains of $417,000 for the three months ended March 31, 2006.

Chief Executive Officer’s Comments

Roy Thung, Chief Executive Officer, commented, “We are pleased to report that our revenues have grown for nine consecutive quarters.  In fact, our 2007 first quarter revenues of $109.1 million are 93% greater than those we reported in the fourth quarter of 2004.  We are also gratified that our net income per share increased 11% to $.30 per share, diluted, for the three months ended March 31, 2007 compared to $.27 per share, diluted, for the comparable 2006 quarter and increased 30% from $.23 per share, diluted, for the sequentially prior quarter. Our first quarter results were positively impacted by improved loss ratios on our medical stop-loss line, partially offset by development and implementation costs associated with our expanding fully insured division including increased investments in systems and personnel.  In addition, we strengthened reserves in the fully insured segment in the first quarter relating to business written in prior periods, however, IHC’s total block of fully insured business has produced underwriting profits of 8% or greater in both 2005 and 2006.”

Mr. Thung, continued, “We are moving toward a balanced portfolio of medical stop loss, fully insured health and traditional life and disability products. In particular, we are confident that our fully insured health business will continue its strong growth while maintaining favorable profit margins. We expect that by the end of 2007, on an annualized basis, our fully insured health block of business will be at least as large as our medical stop-loss block. Our fully insured business is itself diversified, with multiple products and distribution strategies which bring stability to the block and make IHC less susceptible to market or regulatory changes. For all these reasons we remain optimistic as to our future. "

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc.), its affiliate (American Independence Corp. (NASDAQ: AMIC)), and its managing general underwriters, third-party administrators, and marketing affiliates.  Standard Security Life markets medical stop-loss, small group major medical, short-term medical, major medical for individuals and families, limited medical, group long and short-term disability and life, dental, vision and managed health care products. Madison Life sells group life and disability, employer medical stop-loss, small group major medical, major medical for individuals and families, short-term medical, dental, vision, credit life and disability and individual life insurance. AMIC is a holding company principally engaged in the insurance and reinsurance business through Independence American Insurance Company and its managing general underwriter division.

Certain statements in this news release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.

INDEPENDENCE HOLDING COMPANY
FIRST QUARTER REPORT
MARCH 31, 2007
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2007	2006

Revenues
Premiums earned	$84,487	$66,288
Net investment income	12,034	11,931
Fee income	10,187	7,411
Net realized investment gains	420	417
Equity income from AMIC	535	176
Other income	1,408	617
	109,071	86,840

Expenses
Insurance benefits, claims and reserves	62,279	50,180
Selling, general and administrative expenses	36,467	27,149
Amortization of deferred acquisition costs	2,491	2,518
Interest expense on debt	1,056	903

	102,293	80,750

Income before income taxes	6,778	6,090
Income tax expense	2,176	2,061

Net Income	$4,602	$4,029

Basic income per common share	$.30	$.28

Weighted average basic common shares	15,182	14,495

Diluted income per common share	$.30	$.27

Weighted average diluted common shares	15,335	14,869

As of May 9, 2007 there were 15,190,789 shares outstanding, net of treasury shares.